EXHIBIT 10.1

SPECIFIC TERMS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST TO THE SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE OMITTED TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

CARBON DIOXIDE SALE & PURCHASE AGREEMENT
Effective February 1, 2008

BETWEEN

EXXONMOBIL GAS & POWER MARKETING COMPANY
(a division of Exxon Mobil Corporation)

AND

RANCHER ENERGY CORP.

CARBON DIOXIDE SALE & PURCHASE AGREEMENT

CARBON DIOXIDE SALE AND PUCHASE AGREEMENT

THIS CARBON DIOXIDE SALE AND PURCHASE AGREEMENT ("Agreement") is made and entered into effective as of the 1st day of February, 2008, ("Effective Date") by and between ExxonMobil Gas & Power Marketing Company (a division of Exxon Mobil Corporation) ("Seller"), and Rancher Energy Corp., as operator of the Big Muddy, South Glenrock, and Cole Creek South fields located in Converse County, Wyoming ("Buyer").

WHEREAS, Buyer desires to purchase Carbon Dioxide from Seller for use in tertiary oil recovery projects ("Project") including, but not limited to the Big Muddy, South Glenrock, and Cole Creek South fields; and

WHEREAS, Seller is undertaking a CO2 Expansion Project and anticipates it will have Carbon Dioxide available for sale after the Start-Up Date; and

WHEREAS, Seller desires to sell Carbon Dioxide to Buyer from the LaBarge field in Wyoming;

NOW THEREFORE, for and in consideration of the premises and the mutual benefits and covenants herein contained, Buyer and Seller agree as follows:

ARTICLE 1 - DEFINITIONS

Defined Words and Terms: As used in this Agreement, the following words and terms shall have the meanings indicated:

(a)
"Affiliate" with respect to a Party means any entity that directly or indirectly (through one or more entities) controls, is controlled by, or is under common control with such Party. For the purposes of this definition and the definition of “Controlling Party” set forth below in this Article 1, the term “control” means the right to cast more than 50% of the votes exercisable at an annual general meeting (or its equivalent) of the entity concerned or, if there are no such rights, ownership of more than 50% of the equity share capital of or other ownership interests in such entity, or the right to direct the policies or operations of such entity.

(b)	"Annual Contract Quantity" or "ACQ" means the total sum of all DCQ for a Contract Year.

(c)	"BCF” means one billion Standard Cubic Feet.

(d)	"Business Day” means a day when banks are open for business in the United States.

(e)
"Buyer's Facilities" means the pipelines transporting the CO2 from the Delivery Point to the Buyer’s fields, the CO2 distribution and injection facilities in the Buyer’s fields, Buyer’s CO2 compressors, and any metering related to the aforementioned Buyer’s pipelines, injection and distribution facilities, or CO2 compressors.

(f)
"Contract Price" means the amount per MCF payable by Buyer to Seller for Carbon Dioxide sold under this Agreement as set forth in Article 4, which price is exclusive of any royalty or tax reimbursement, if any, paid by Buyer pursuant to Articles 7 and 8.

(g)	"Contract Year" means each successive twelve (12) Month period during the Term, commencing on the first Day of the Month following the Start-Up Date of this Agreement.

(h)
"Carbon Dioxide" or "CO2" means a substance primarily composed of molecules containing one atom of carbon and two atoms of oxygen and secondarily of the other substances identified in the definition of Quality Specifications.

(i)
"CO2 Expansion Project" means Seller's project at its Shute Creek plant whereby Seller will install or cause to be installed approximately 23,000 horsepower of additional compression facilities, increasing the Carbon Dioxide sales capacity from the Shute Creek plant.

(j)
"Controlling Party" means with respect to a Party, any parent company or corporation of such Party or any of the companies constituting such Party which directly or indirectly owns more than fifty percent (50%) of the shares carrying voting rights of such Party.

(k)	"Daily Contract Quantity" or "DCQ" means for each Day during the Term, the volume of Carbon Dioxide as set forth on Exhibit A, attached hereto and made a part hereof.

(l)	"Day" means a period beginning at 7:00 a.m. Mountain Standard Time on a calendar day and ending at 7:00 a.m. Mountain Standard Time on the next succeeding calendar day.

(m)	"Deficiency Price" means the simple average Contract Price in effect as of the first (1st) Day of each Month during the relevant Contract Year.

(n)	"Deficiency Volumes" has the meaning ascribed to it in Article 2.2(b).

(o)	"Delivery Point" has the meaning ascribed to it in Article 9.1.

(p)	"Early Volumes" has the meaning ascribed to it in Article 3.2.

(q)	"Effective Date" means the date upon which this Agreement came into force, which is the date specified as such in the preamble of this Agreement.

(r)	"Excess Volumes" means volume in excess of Buyer's nominated volume, as described in Article 3.3.

(s)	"Expert" shall have the meaning ascribed to it in Exhibit B, attached hereto and made a part hereof.

(t)	"Extension Period" has the meaning ascribed to it in Article 2.2(f).

(u)	"ExxonMobil CO2 Pipeline" means the pipeline constructed for the transportation of Carbon Dioxide and extending from Shute Creek plant to various points of delivery including the Delivery Point.

(v)	"Greenhouse Gas Reduction Rights" or "GHGRR" has the meaning ascribed to it in Article 11.22.

(w)
"Interconnect Agreement" means that agreement between Buyer and Seller establishing the details, terms and conditions associated with the design, installation and construction of an alternate delivery point.

(x)
"Interest Rate" means thirty (30) day London Interbank Offered Rate, or LIBOR, as published in the Wall Street Journal "Money Rates" table on the first date of publication for the calendar month in which the payment is due.

(y)	"Key Terms" shall mean Daily Contract Quantity, Take-or-Pay Quantity, Quality Specifications, Greenhouse Gas Reduction Rights and Performance Assurance.

(z)	"Make-Up Volumes" has the meaning ascribed to it in Article 2.2(c).

(aa)	"MCF" means one thousand Standard Cubic Feet.

(ab)	"MMCF" means one million Standard Cubic Feet.

(ac)
"Month" means a period beginning at 7:00 A.M. Mountain Standard Time on the first day of a calendar month and ending at 7:00 A.M. Mountain Standard Time on the first day of the next succeeding calendar month.

(ad)	"Oil Price Factor" has the meaning ascribed to it in Article 4, expressed in dollars per barrel.

(ae)	"Parties" means the entities described in the preamble to this Agreement, collectively, and "Party" means any of them, individually (and in each case their successors and permitted assigns).

(af)
"Performance Assurance" means any assurance of performance of Buyer's obligations under this Agreement by a Performance Assurance Provider in favor of the Seller. Each Performance Assurance shall be acceptable to Seller, provided in a form (including but not limited to cash or a letter of credit) as determined by Seller from time to time, and each in an amount as prescribed herein this Agreement.

(ag)	"Performance Assurance Provider" means a person or entity providing Performance Assurance in respect of a Party's obligations under this Agreement in favor of the requiring Party.

(ah)	"Primary Term" has the meaning ascribed to it in Article 6.1.

(ai)	"Project" has the meaning ascribed to it in the first "Whereas" clause, above.

(aj)	"Psia" means pounds per square inch absolute.

(ak)	"Psig" means pounds per square inch gauge.

(al)	"Quality Specifications" means the following specifications for the Carbon Dioxide delivered hereunder:

(i)	Water: Product shall contain no free water and shall not contain more than thirty (30) pounds of water per 1 MMCF in the vapor phase at 14.73 Psia and 60 degrees Fahrenheit (60º F).

(ii)	Total Sulfur: Containing not more than thirty-five (35) grains of sulfur per one hundred (100) Standard Cubic Feet of Carbon Dioxide.

(iii)	Purity: Comprised of at least ninety-five percent (95%) by volume of Carbon Dioxide.

(iv)	Nitrogen: Containing not more than four percent (4%) by volume of nitrogen.

(v)	Temperature: Product shall not exceed a temperature of one hundred twenty (120) degrees Fahrenheit (120º F).

(vi)	Hydrogen Sulfide: Product shall not contain more than forty (40) parts per million, by weight, of hydrogen sulfide.

(am)
"Seller's Facilities" means the LaBarge field and associated production facilities, the Shute Creek plant, Carbon Dioxide compression facilities, the ExxonMobil CO2 Pipeline, associated meter stations, and any new facilities and appurtenances upstream of an alternate delivery point.

(an)	"Standard Cubic Foot" means the amount of Carbon Dioxide which would occupy one cubic foot of space at a base pressure of 14.73 Psia and at a base temperature of sixty degrees Fahrenheit (60º F).

(ao)
“Start-Up Date” means the first Day of the Month following Seller's notice to Buyer that Seller has completed the expansion of Seller's Facilities and constructed the CO2 Expansion Project and is prepared to delivery Daily Contract Quantities. Seller agrees to keep Buyer informed of the potential Start-Up Date, and in no event shall Seller’s start-up notice be less than fifteen (15) Days prior to the end of a Month. Seller anticipates, but neither warrants nor represents, that the Start-up Date will be between (**).

(ap)	“Subsequent Term" has the meaning ascribed to it in Article 6.1.

(aq)	“Take-or-Pay Quantity" has the meaning ascribed to it in Article 2.2(b).

(ar)	"Term" means the term of this Agreement, as described in Article 6.1.

(as)	"West Texas Intermediate" or "WTI" shall mean the Mean WTI-Cushing price in US dollars per barrel for the month in which Carbon Dioxide was delivered as published by Platts.

ARTICLE 2 - COMMITMENTS BY SELLER AND BUYER

2.1	Commitments by Seller

(a)
Subject to the terms and conditions of this Agreement Seller agrees that each Day during the Term after the Start-Up Date it shall sell to Buyer and deliver to the Delivery Point the volume of Carbon Dioxide nominated by Buyer in accordance with Article 3.1, up to the DCQ, subject to the provisions of Article 2.4.

(b)	Seller may sell to the Buyer and deliver to the Delivery Point Early Volumes and Excess Volumes as provided in Article 3.

2.2	Commitments by Buyer

(a)
Each Day during the Term, Buyer shall purchase from Seller and receive at the Delivery Point the volume nominated by Buyer in accordance with Article 3.1 and any Early Volumes and Excess Volumes requested by Buyer and agreed to by Seller in accordance with Article 3.

(b)
During each Contract Year of the Term after the Start-Up Date, if Buyer does not purchase at least (**) percent ((**)%) of the ACQ for such Contract Year ((**)% of the ACQ being the "Take-or-Pay Quantity"), then Buyer shall pay Seller for the volume difference between the Take-or-Pay Quantity and the volume actually purchased (such difference is hereinafter referred to as "Deficiency Volumes") at the Deficiency Price.

The Take-or-Pay Quantity for each Contract Year shall be reduced to the extent that:

(i)
Buyer does not receive volumes nominated by Buyer because of Seller's failure to deliver, up to the DCQ (including pro-rata deliveries made pursuant to Article 2.4) other than suspension due to Buyer's default as provided in Articles 5.3 and 5.4; or

(ii)	Seller delivers Carbon Dioxide that does not meet Quality Specifications and that is refused by Buyer as provided in Article 11.3; or

(iii)	Buyer has planned maintenance, as described in Article 11.19 or;

(iv)	Either Party's performance is suspended due to an event of Force Majeure;

provided, however, that should any event qualify for simultaneous consideration under more than one of the conditions outlined above ((i), (ii), (iii) or (iv)), volumes associated with the event will only be counted once in the Deficiency Volume reduction.

(c)
Buyer shall have the right, without making further payment, to take delivery of Carbon Dioxide and to make-up Deficiency Volumes for which it has made payment under Article 2.2(b) (such deliveries and make-up are hereinafter referred to as Make-Up Volumes), provided that:

(i)	Buyer has purchased and received one hundred percent (100%) of the ACQ for the Contract Year in which such Make-Up Volumes are scheduled to be delivered; and

(ii)	all such Make-Up Volumes are delivered during the Term; and

(iii)	Seller, in its sole judgment, has sufficient volumes to provide Make-Up Volumes to Buyer on the Day(s) on which Buyer requests delivery.

(d)
Buyer’s requested Make-Up Volumes shall be given scheduling priority over Seller's other buyers' requests for volumes in excess of their contracted volumes unless such other buyers’ requests for excess volumes are also for their make-up volumes (howsoever named in Seller's agreements with other buyers), in which case Seller shall schedule Make-Up Volumes and other buyers' make up volumes pro-rata among Buyer and all other such buyers based on the DCQ and the other buyers' contracted volumes. However, Seller shall have no obligation to reserve delivery capacity for Buyer's Make-Up Volumes by foregoing the opportunity to enter into new sales agreements or renew existing sales agreements with other buyers committing to take-or-pay obligations.

(e)
Promptly after written request from Buyer to Seller for delivery of Make-Up Volumes, Buyer and Seller shall cooperate and use commercially reasonable efforts to schedule delivery of Make-Up Volumes. Seller shall never be obligated to provide any volume that exceeds the DCQ for a Day. It is recognized that Deficiency Volumes result from Buyer's Take-or-Pay obligation under this Agreement, and that upon termination or cancellation of this Agreement for any reason, Seller shall have no obligation to provide any Make-Up Volumes to Buyer.

(f)
Buyer may extend the Term for the purpose of taking Make-Up Volumes (“Extension Period”) by providing notice to the Seller at least six (6) months in advance of the expiration of the Primary Term, or if the Term has been extended, then at least six (6) months in advance of the expiration of the Subsequent Term. The term of the Extension Period shall be the lesser of (i) the time necessary for Buyer to take all Make-Up Volumes or (ii) twelve (12) Months. Any provisions hereof to the contrary notwithstanding, during the Extension Period one hundred percent (100%) of all volumes received by Buyer shall be considered Make-Up Volumes. At expiration of the Extension Period, Seller shall retain all amounts paid by Buyer pursuant to Article 2.2(b).

2.3	DCQ and Take-or-Pay Reduction

(a)
Buyer shall have the right with notice as outlined below, to offer to release back to Seller portions of the DCQ, and to reduce Take-or-Pay obligations accordingly, if Buyer estimates, in good faith, its future requirements for Carbon Dioxide will be less than the DCQ. In its notice to release a portion of the DCQ, Buyer shall provide verification, satisfactory to Seller, that the release is a result of Buyer's reduced Carbon Dioxide requirements and not because Buyer may purchase Carbon Dioxide from a third party seller at more favorable terms, including more favorable pricing terms. Seller shall have the right but not the obligation, in its sole discretion, to accept the offer of permanent release.

(b)
If Buyer elects to offer permanent release of DCQ, Buyer shall provide Seller with at least twenty-four (24) Month's notice of its request. Buyer's request shall specify the amount of proposed DCQ reduction and the proposed effective date of the reduction. Any proposed DCQ reductions shall only be effective on an anniversary of the Start-Up Date.

(c)
Seller shall respond to Buyer's offer of release with notice within ninety (90) Days of Buyer's offer to release. If Seller agrees to accept Buyer's offer of release of portions of DCQ, the Parties shall amend this Agreement to reflect the reduction, in quantity and term, of the DCQ.

2.4	Other Contracts

Subject to Article 11.6 (Force Majeure), if Seller is unable to satisfy its daily delivery obligations under all of Seller's LaBarge field / Shute Creek plant Carbon Dioxide sales agreements, including this Agreement, Seller shall use commercially reasonable efforts to deliver Carbon Dioxide hereunder on such Day(s), on a pro-rata basis based on the DCQ and the other buyers' contracted volumes. Any volumes delivered pro-rata by Seller pursuant to this Article 2.4 shall be deemed to satisfy Seller's obligation to sell Carbon Dioxide to Buyer on such Day(s), and Seller shall have no liability to Buyer for any undelivered volumes. Buyer's Take-or-Pay Quantity shall be reduced proportionally, via the DCQ for such Day being deemed to be the actual quantity delivered by Seller. Seller agrees to provide notice to Buyer within a reasonable time after Seller has determined that it will make pro-rata deliveries as described in this Article 2.4, specifying to the extent practicable the prorata volume to be delivered to Buyer on the affected Day(s).

ARTICLE 3 - NOMINATIONS, EARLY VOLUMES AND EXCESS VOLUMES

3.1	Nominations

No later than five (5) days prior to the beginning of each Month, Buyer shall provide Seller with notice of Buyer's nominations for each Day of such Month. Such nomination shall specify daily deliveries at uniform rates not in excess of the applicable DCQ, unless otherwise agreed in advance by Seller pursuant to Article 3.3.

If Buyer fails to provide such nomination within the prescribed period, Buyer's nomination shall be deemed to be the quantities which were nominated during the immediately preceding Month. Buyer shall use its best efforts to submit nominations which accurately reflect Buyer's anticipated daily requirements.

Buyer may increase or decrease its nomination at any time during the Month with two (2) days advance notice subject to Article 3.3.

3.2	Early Volumes

(a)
If after June 30, 2008 but prior to the Start-Up Date, Buyer has the ability and the desire to take Carbon Dioxide from Seller, Buyer shall provide Seller with notice specifying its proposed purchase quantity ("Early Volumes") and the proposed delivery commencement date. Seller shall have the right, but not the obligation, in its sole discretion, to elect to supply all or any portion of the proposed Early Volumes and shall notify Buyer of its election, specifying with notice the quantity of Early Volumes it agrees to supply, within thirty (30) days after receipt of Buyer's notice. If Seller has elected to supply only a portion of the Early Volumes requested by Buyer, then Buyer may accept or reject Seller's lesser proposed Early Volumes within three (3) days of receipt of Seller's proposal.

(b)
Buyer shall have no take-or-pay obligation with respect to Early Volumes, and no Early Volumes purchased and sold shall affect, impact, offset, accrue or count towards ACQ, Take-or-Pay Quantity, Deficiency Volumes or Make-up Volumes.

(c)
Either Party may interrupt the purchase or sale of Early Volumes at any time, provided that the interrupting Party shall make commercially reasonable efforts to provide at least two (2) days prior notice to the other Party of the interruption.

3.3	Excess Volumes

(a)
If on any Day Buyer determines that it requires more Carbon Dioxide for the Project than the DCQ that Buyer has nominated for any Day, Buyer shall make a written request to Seller for delivery of such volume ("Excess Volumes"), up to 30 MMCF per Day. Seller shall have the right, but not the obligation to supply all or any portion of such Excess Volumes requested by Buyer subject to (i) that within two (2) Business Days after such request is made, Seller confirms in writing the amount (if any) of Excess Volumes it agrees to deliver and (ii) Seller can make such deliveries within Buyer’s requested delivery schedule.

(b)
Excess Volumes supplied pursuant to this Article 3.3 shall be counted first toward current Contract Year ACQ and then toward Make-Up Volumes attributable to previous Contract Years' Deficiency Volumes if one hundred percent (100%) of the current Contract Year ACQ has been delivered. If the current Contract Year ACQ has already been achieved and all previous Contract Years’ Deficiency Volumes have been made up, Buyer may still request other Excess Volumes. Other Excess Volumes shall not affect, impact, offset, accrue or count towards ACQ, prospective Take-or-Pay Quantity, Deficiency Volumes or Make-up Volumes.

(c)
Either Party may interrupt the purchase or sale of Excess Volumes at any time, provided that the interrupting Party shall make commercially reasonable efforts to provide at least two (2) days prior notice to the other Party of the interruption.

ARTICLE 4 - PRICE

4.1	Contract Price

The Contract Price to be paid by Buyer for all volumes purchased shall be calculated as follows: (**)

4.2	Oil Price Factor

The "Oil Price Factor" shall be WTI. Should Platts cease to publish a Mean WTI-Cushing price, the Parties shall mutually agree upon an alternative Oil Price Factor within thirty (30) days of the last day of the Month that there exists a Platts Mean WTI-Cushing published price. In selecting an alternative Oil Price Factor, the Parties shall strive to select the published price that is most comparable to the Mean WTI-Cushing published price.
If the Parties fail to agree on an alternative Oil Price Factor within the thirty (30) day period, then a provisional Oil Price Factor shall be used to determine a provisional Contract Price until such time as the Parties settle on an alternative Oil Price Factor. The provisional Oil Price Factor shall be the last published Mean WTI-Cushing price. Within thirty (30) days of agreement between the Parties or issuance of an Expert decision regarding the alternative Oil Price Factor, the Contract Price shall be recalculated using the alternative Oil Price Factor for the relevant Months, and the Seller shall issue an invoice or credit notice to the Buyer reflecting any sum which becomes owing as a result of an adjusted Contract Price becoming effective. Such sum shall be paid by the Buyer or the Seller (as the case may be) ten (10) days after receipt of said invoice or credit notice by the Buyer. Interest will be payable on such amount calculated at an annualized rate equivalent to Interest Rate plus one per cent (1%) (compounded monthly) from the effective date of the adjusted Contract Price until payment is made.

4.3	Redetermination of Contract Price

(a)	Scheduled Contract Price Redetermination.

Either Party may request that the Contract Price for Months beginning on or after May 1, 2012 be redetermined by giving notice to the other Party between November 1, 2011 and February 1, 2012.

Either Party may also request that the Contract Price for Months beginning on or after September 1, 2015 be redetermined by giving notice to the other Party between March 1, 2015 and June 1, 2015.

If the Parties agree to extend the Agreement for a Subsequent Term pursuant to Article 6.1, (i) either Party may request that the Contract Price for Months beginning on or after May 1, 2022 be redetermined by giving notice to the other Party between November 1, 2021 and February 1, 2022; and (ii) either Party may also request that the Contract Price for Months beginning on or after September 1, 2025 be redetermined by giving notice to the other Party between March 1, 2025 and June 1, 2025.

(b)	Unscheduled Contract Price Redetermination:

In addition to the scheduled Contract Price redeterminations pursuant to Article 4.3(a):

(i)
At any time during the Primary Term, Seller and Buyer may each, on one separate occasion, request that the Contract Price be redetermined by giving notice to the other Party. The effective date of a new Contract Price determined pursuant to this Article 4.3(b) shall be the first day of the Month following one hundred twenty (120) Days after the date of the notice.

(ii)
If the Parties agree to extend the Agreement for a Subsequent Term pursuant to Article 6.1, then at any time during the Subsequent Term, Seller and Buyer may each, on one separate occasion, request that the Contract Price be redetermined by giving notice to the other Party. The effective date of a new Contract Price determined pursuant to this Article 4.3(b) shall be the first day of the Month following one hundred twenty (120) Days after the date of the notice.

(c)	Price Redetermination Basis

The purpose of any Contract Price redetermination shall be to determine the then current market price for Carbon Dioxide sold and delivered under contracts containing similar terms and conditions to those under this Agreement.

(d)	Price Redetermination Notice

A Contract Price redetermination notice served pursuant to Articles 4.3(a) or 4.3(b) shall include the Contract Price proposed by the Party serving notice together with substantiated reasons for the redetermination. Upon receipt of the Contract Price redetermination notice, the Parties shall negotiate in good faith to agree upon a new Contract Price.

(e)	Confidentiality of Proceedings

No Party shall be required to divulge confidential information nor to provide information in support of the other Party's claim unless required to do so by the laws applicable to the arbitration procedures provided for in this Agreement.

(f)	Arbitration

If agreement on a new Contract Price is not reached within ninety (90) Days of the date of the requesting Party's notice requesting redetermination, then the requesting Party may submit the resolution of this matter to arbitration at any time within thirty (30) Days after the end of the ninety (90) Day negotiating period by giving the other Party notice.

(g)	Payment and Effect

For as long as no agreement has been reached between the Parties in respect of a Contract Price redetermination and no arbitration decision has been issued or taken effect, the rights and obligations of the Parties and the prevailing Contract Price under the Agreement shall continue in full force and effect.

Following agreement between the Parties or issuance of an arbitral decision, any redetermined Contract Price shall be effective from the date specified in the redetermination notice. Within thirty (30) days of agreement between the Parties or an arbitral decision, the Seller shall issue an invoice or credit notice to the Buyer reflecting any sum which becomes owing as a result of an adjusted Contract Price becoming effective. Such sum shall be paid by the Buyer or the Seller (as the case may be) ten (10) days after receipt of said invoice or credit notice by the Buyer. Interest will be payable on such amount calculated at an annualized rate equivalent to Interest Rate plus one per cent (1%) (compounded monthly) from the effective date of the adjusted Contract Price until payment is made.

ARTICLE 5 - BILLING AND PAYMENT

5.1	Monthly Statements

No later than the tenth (10th) Business Day of the Month following the Month of delivery, Seller shall furnish Buyer a monthly statement specifying the following information with respect to the Month of delivery and Contract Year:

(a) Contract Price to be paid by Buyer for Carbon Dioxide purchased in the Month of delivery

(b) Quantity of Carbon Dioxide delivered and purchased in the Month of delivery, including applicable Excess Volumes. (Such quantities shall not include any Excess Volumes counted toward Make-Up Volumes attributable to previous Contract Years' Deficiency Volumes.)

(c) Total Month of delivery Excess Volumes delivered and purchased (if any)

(d) Month of delivery Excess Volumes counted toward ACQ (if any)

(e) Month of delivery Excess Volumes counted toward Make-Up Volumes attributable to previous Contract Years' Deficiency Volumes (if any)

(f) Other Month of delivery Excess Volumes (if any)

(g) Payment due by Buyer as a result of Carbon Dioxide purchased in the Month of delivery

(h) Deficiency Volumes balance at start of Month of delivery

(i) Deficiency Price for Contract Year

(j) ACQ

(k) Contract Year Take-or-Pay Quantity (reflecting reductions consistent with Article 2.2(b))

(l) Payment due by Buyer attributable to Contract Year Take-or-Pay Quantity

(m) Deficiency Volumes balance at end of Month of delivery

(n) Cumulative volumes of Carbon Dioxide sold under this Agreement

Seller will only report Items, (i), (j), (k) and (l) above on monthly statements for the last Month of any Contract Year.

In the event that actual delivery data is not available by the tenth (10th) Day of the Month following the Month of delivery, then the Seller may render to the Buyer a provisional monthly statement in which the quantity of Carbon Dioxide shall be estimated by the Seller using the best data available to the Seller. The Seller shall, as soon as practicable after the actual delivery data becomes known, render to the Buyer a statement of adjustment showing the appropriate adjustments to the monthly statement.

If any billing was based on a provisional quantity, the Seller shall, as soon as reasonably practicable after the actual data is available, render to the Buyer a statement of adjustment showing the appropriate adjustments to the provisional monthly statement in the same manner as described herein. The amount resulting from the adjustment, including interest, shall be paid by the relevant Party ten (10) days after receipt of the statement of adjustment. Interest shall be at an annualized rate equivalent to Interest Rate plus one per cent (1%) (compounded monthly) for the period starting from and including the due date of the relevant provisional monthly statement and ending on the date of the payment of said adjustment.

5.2	Auditing

Each Party, at its own expense, shall have the right during reasonable business hours to examine the books, records, and measurement documents of the other Party to the extent necessary to verify the accuracy of any statement, payment, calculation, or determination made pursuant to the provisions of this Agreement for any calendar year within two (2) calendar years following the end of such calendar year. If any such examination shall reveal, or if either Party shall discover any error or inaccuracy on its own or the other Party's statement, payment, calculation, or determination, then proper adjustment and correction thereof shall be made as promptly as practicable thereafter. Each Party further agrees to retain the books, records and measurement documents for the above-stated period of time.

5.3	Payments

On or before (i) the twentieth (20th) day of a Month (or the next Business Day in case of weekends or holidays) in which the monthly statement is issued or (ii) ten (10) days after Buyer's receipt of such monthly statement, whichever is later, the Buyer shall pay to Seller the amounts due under such monthly statement. Payment shall be made by wire transfer to the bank account as designated below, without any discount associated with the transfer of moneys and at the expense of the Buyer, except that any expenses charged by the Seller's bank with respect to such payments shall be borne by the Seller.

Wire Transfer Account:
Exxon Mobil Corporation
Citibank, N.A.
New York, NY ABA #021000089
Gas Marketing Remittance Account #30439217

Seller's designation of a bank account shall remain in effect during the Term unless changed by notice to Buyer signed by a duly authorized representative of Seller.

If the Buyer fails to make payment of any sum due hereunder which is not the subject of a bona fide dispute, interest thereon shall accrue at an annualized rate equivalent to the Interest Rate plus four per cent (4%) (compounded monthly) from the date when such payment was due until payment is made in full.

When any amount included within a monthly statement is the subject of a bona fide dispute, the Buyer shall immediately notify the Seller in writing of the amount in dispute and the reasons therefor. The undisputed portion shall promptly be paid and after settlement of the dispute any amount agreed, adjudged or determined to be due shall be included in the next monthly statement to be rendered hereunder together with interest thereon at an annualized rate equivalent to the Interest Rate plus one per cent (1%) (compounded monthly) from the date when such payment would, in the absence of a dispute, have been payable until payment is made. If the dispute is later determined not to be bona fide, interest shall instead accrue at an annualized rate equivalent to the Interest Rate plus four per cent (4%) (compounded monthly) from the date when such payment would, in absence of a dispute, have been payable.

If the Buyer fails to pay any sum due hereunder which is not the subject of a bona fide payment dispute, the Seller may, immediately on giving notice to the Buyer of its intention to do so, suspend delivery of Carbon Dioxide hereunder until payment is duly made; provided, however, that a suspension effected by the Seller in accordance with the provisions of this Article 5.3 shall not, in any circumstances, relieve the Buyer of its accrued obligations under this Agreement, or entitle the Buyer to any form of deduction from the Take-or-Pay Quantity as described in

Article 2.2.

If Buyer fails to pay any sum due hereunder which is not the subject of a bona fide payment dispute within thirty (30) days after the due date thereof, then the Seller shall have the right, at the Seller’s sole election, to cancel this Agreement in accordance with this paragraph. The Seller's right to cancel this Agreement shall be conditioned upon the Seller having provided the Buyer a minimum fourteen (14) days notice, which notice may be sent at any time after the due date; provided, however, that regardless of the timing of the notice the Seller shall not have the right to cancel this Agreement any sooner than thirty-one (31) days after the payment due date. Any cancellation shall be without prejudice to any other rights and remedies that accrued to each Party prior to cancellation, including but not limited to the right of a Party to receive payment for all claims which arose or accrued prior to such cancellation.

Seller's drawing on Buyer's Performance Assurance shall not effect Seller's termination or suspension rights under this Article 5.3.

5.4	Financial Circumstances

(a)
Seller shall have no obligation to commence deliveries of Carbon Dioxide under this Agreement until Buyer provides Seller with adequate Performance Assurances. Before the Start-Up Date such Performance Assurances shall not be less than that necessary to cover four (4) Months of delivery and sales of anticipated Early Volumes. After the Start-Up Date such Performance Assurances shall not be less than that necessary to cover four (4) Months of delivery and sales of the DCQ plus anticipated Excess Volumes. In the event Buyer does not provide adequate initial Performance Assurances within thirty (30) days after the Start-Up Date, Seller shall have the right to cancel this agreement with thirty (30) days notice.

(b)
Following the end of any Month after the Start-Up Date, if Seller determines the cumulative quantity of Carbon Dioxide that the Buyer has purchased and received in the current Contract Year is less than (**) percent ((**)%) of the product of the DCQ and the number of Days since the start of the current Contract Year, then within ten (10) Days following receipt of notice from Seller, Buyer shall provide Seller revised or additional Performance Assurances such that all active Performance Assurances shall not be less than that necessary to cover (i) the amount specified in Article 5.4(a) plus (ii) the difference between (**) percent ((**)%) of the product of the DCQ and the number of Days since the start of the current Contract Year and the amount of Carbon Dioxide that Buyer has purchased and received in the Contract Year. If Buyer fails to provide the revised or additional Performance Assurances within the prescribed period, Seller shall have reasonable grounds for believing that Buyer may be unable to meet its obligations under this Agreement.

(c)
If at any time within the Term, Seller has reasonable grounds for believing that: (i) the Buyer or its Performance Assurance Provider may be unable to meet its obligations under this Agreement or under any Performance Assurance; or (ii) the financial circumstances of any or all of the Buyer, its Performance Assurance Provider, or Buyer's Controlling Party have deteriorated to a level unacceptable to the Seller; then the Seller may give notice to the Buyer and request a new or replacement Performance Assurance.

Seller may suspend its obligations under this Agreement with immediate effect of said notice until such time as the Buyer provides such adequate Performance Assurance if reasonably requested by the Seller; provided, however, that a suspension effected by the Seller in accordance with the provisions of this Article 5.4 shall not, in any circumstances, relieve the Buyer of its accrued obligations under this Agreement, or entitle the Buyer to any form of deduction from the Take-or-Pay Quantity as described in Article 2.2. In the event the Buyer is unable or unwilling to provide adequate Performance Assurance within thirty (30) days of receipt of said notice, the Seller shall have the right to cancel this Agreement with immediate effect upon providing notice of such cancellation to the Buyer. Such cancellation shall be without prejudice to any other rights and remedies that accrued to each Party prior to cancellation, including but not limited to the right of a Party to receive payment for all claims which arose or accrued prior to such cancellation.

(d)
Either Party shall have the right to terminate this Agreement immediately, by giving notice, in the event the other Party, its Controlling Party, or, if applicable, its Performance Assurance Provider (collectively, the “Defaulting Party”):

(i)	files a voluntary application in or for liquidation, receivership or bankruptcy;

(ii)	has an involuntary petition in bankruptcy filed against it;

(iii)	is finally and validly declared and adjudged to be liquidated, bankrupt or insolvent;

(iv)	is subject to a resolution passed by its members for the purposes of placing it in voluntary administration;

(v)	is subject to an order by any court of competent jurisdiction for its winding up;

(vi)	is the subject of an appointment of a receiver or receiver and manager or like officer of the whole or any part of its assets;

(vii)
has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets;

(viii)	is the subject of an appointment of an administrator, official manager or like officer in circumstances where the Defaulting Party is or is likely to become insolvent; or

(ix)
enters into a scheme of arrangement with its creditors or any of them, provided that the foregoing shall not include any voluntary proceeding for the purpose of amalgamation, reconstruction or reorganization not taken at the request or to meet the requirements of the Defaulting Party’s creditors.

5.5	Greenhouse Gas Reduction Rights

At such time during the Term of this Agreement (**) as contemplated under Article 11.22, Buyer shall promptly notify Seller.

(a)
(**) Until the actions contemplated under Article 5.5(b) are completed, Buyer shall continue to provide Seller with revised or additional Performance Assurances such that all active Performance Assurances shall not be less than that necessary to cover the amounts specified in Article 5.4 (**). If Buyer fails to provide the revised or additional Performance Assurances within the prescribed period, Seller shall have reasonable grounds for believing that Buyer may be unable to meet its obligations under this Agreement.

(b)
The Parties shall work together to timely revise Articles 5.1, 5.2, 5.3, 5.4 and 5.5(a) as necessary to accommodate (**), including statement details and timing, payment details and timing, special audit considerations and Performance Assurances quantification and timing.

ARTICLE 6 - TERM

6.1           Term

This Agreement shall become effective as of the Effective Date, but pursuant to the terms of this Agreement the rights and obligations associated with the delivery, sale, receipt and purchase of the DCQ shall commence on the Start-Up Date. Subject to termination and cancellation as otherwise provided herein, the Agreement shall continue for a primary term of ten (10) years from the Start-Up Date (“Primary Term”). Seller agrees to keep Buyer informed of the potential Start-Up Date, so as to allow Buyer to be ready to receive its DCQ on the actual Start-Up Date.

Either Party may exercise an election to extend this Agreement for a second term of (10) years ("Subsequent Term") by providing notice to the other Party at least thirty-six (36) months but no more than thirty-nine (39) months in advance of the expiration of the Primary Term. Any extension shall be subject to the Parties agreeing to the following within six (6) months of the electing Party's notice: (i) a Contract Price to be effective from the first Day of the Subsequent Term until any Subsequent Term Contract Price redetermination pursuant to Article 4.3; and (ii) amendments to any Key Terms. If the Parties fail to agree on a new Contract Price or amended Key Terms within the prescribed six (6) months, then this Agreement shall terminate at the end of the Primary Term.

The Primary Term, the Subsequent Term and the Extension Period are hereinafter collectively known as the “Term”.

6.2	Force Majeure Termination

If an event of Force Majeure affects deliveries by Seller or receipts by Buyer for a consecutive period of twenty-four (24) months or more, then, at any time after such period has elapsed but prior to the time such event has been remedied, either Party may terminate this Agreement by giving thirty (30) days notice to the other Party.

ARTICLE 7 - ROYALTY

7.1	Payment of Royalty

As between Seller and Buyer, Seller shall be responsible for all payments to the owners of all working interests, mineral interests, royalties, overriding royalties, bonus payments and production payments. Buyer assumes no liability to Seller’s working or mineral interest, royalty, or other owners under this Agreement except as provided for in Article 7.2.

7.2	Royalty Reimbursement

If, due to circumstances not within Seller's control or pursuant to the terms of a good faith settlement of a royalty dispute, Seller is required to pay excess royalty (royalty based on a value higher than the price paid by Buyer for Carbon Dioxide delivered by Seller under this Agreement) to any royalty owner including the United States of America, the State of Wyoming and any overriding royalty owner, with respect to Carbon Dioxide delivered by Seller under this Agreement, Buyer shall reimburse Seller one hundred percent (100%) of the amount of such excess royalty. Seller must notify Buyer of a potential claim or bring its claim to Buyer within three (3) years of the date the Carbon Dioxide delivery in question was made. Seller represents that as of the date of this Agreement, Seller has not received a notice of (actual, constructive or otherwise) nor is Seller aware of any royalty assessment requiring the payment of excess royalty and is not aware of any royalty underpayment claim against it involving the Carbon Dioxide.

For the purposes of this Article 7.2, "excess royalty" as it applies to royalty paid the United States of America shall be the royalty paid in excess of the royalty calculated pursuant to any methodology in use by the Minerals Management Service as of the date of this Agreement based on the statutes, regulations and leases in effect on the date of this Agreement.

ARTICLE 8 - TAXES

8.1	Payment of Taxes

Subject to the reimbursement provisions of Articles 8.2 and 8.3, Seller shall pay or cause to be paid all taxes and assessments imposed on Seller with respect to the Carbon Dioxide delivered by Seller under this Agreement prior to its delivery to Buyer at the Delivery Point.

Buyer shall pay or cause to be paid all taxes and assessments imposed on Buyer with respect to the Carbon Dioxide delivered hereunder at and after its receipt by Buyer at the Delivery Point, including, but not limited to, sales taxes imposed by any applicable state, county, municipality or other governmental authority located therein. Neither Party shall be responsible or liable for any taxes nor other statutory charges levied or assessed against any of the facilities of the other Party used for the purpose of carrying out the provisions of this Agreement.

8.2	Reimbursement of Sales Taxes

Buyer shall reimburse Seller for one hundred percent (100%) of all sales or use taxes paid by Seller which may be imposed or assessed currently or hereafter with respect to the transaction between Buyer and Seller which is the subject of this Agreement unless Buyer has previously furnished Seller with and maintained with Seller a valid exemption certificate for such taxes.

8.3	Reimbursement of Certain Other Taxes

Buyer shall, subject to the conditions hereinafter specified, reimburse Seller for one hundred percent (100%) of any new, increased or additional tax paid by Seller which is attributable to the deliveries of Carbon Dioxide made by Seller under this Agreement. The term "new, increased or additional tax" shall mean production and severance taxes, taxes based on extraction of Carbon Dioxide from the ground, ad valorem taxes calculated on the basis of production or sales of Carbon Dioxide, taxes based on gathering or transportation occurring up to the Delivery Point, and any other tax, assessment, or fee of a similar nature or equivalent in effect levied, assessed, or fixed by governmental authority for which Seller may be liable in addition to or greater than those in effect on the date of full execution hereof. For purposes of this Article 8.3, the term "new, increased or additional tax" shall not include any income, excess profit, capital stock, or excise tax, any sales or use tax which is covered under Article 8.2, and any ad valorem or general property tax (to the extent such ad valorem or general property tax may be assessed on or attributable to the value of surface and subsurface production equipment and manufacturing and transmission facilities utilized by Seller to deliver Carbon Dioxide hereunder). Seller must bring its claim for such tax reimbursement within three (3) years of the date of delivery of the Carbon Dioxide at issue.

ARTICLE 9 - DELIVERY POINT, TITLE, RATE AND PRESSURE

9.1	Delivery Point

(a)
The Delivery Point shall be the flange connection between the ExxonMobil CO2 Pipeline at mile post 112 and the Anadarko CO2 pipeline near Bairoil, Fremont County unless and until Buyer and Seller otherwise mutually agree pursuant to Article 9.1(b). Nothing in this Agreement shall require either Party to enter into an Interconnect Agreement and implement an alternate delivery point under terms it determines to be unacceptable.

(b)
If Buyer seeks to implement an alternate delivery point other than the Delivery Point specified in Article 9.1(a), Buyer shall provide Seller with a notice to this effect. The Parties may then work together to develop and execute a mutually acceptable Interconnect Agreement specifying the terms necessary to implement the alternate delivery point. The Parties anticipate that the Interconnect Agreement would include, but not be limited to, terms specifiying the following:

(i)	a definitive location of the alternate delivery point;

(ii)	an engineering, procurement and construction schedule to effect CO2 deliveries to the alternate delivery point;

(iii)
Buyer's and Seller's respective roles in, liabilities asscoiated with, and financial responsibility related to the design, installation and construction of new facilities associated with the alternate delivery point; provided however, Buyer and Seller agree in principle under this Agreement that Buyer shall either pay for or shall reimbuse Seller for costs and expense Seller incurs as a result of modifications or additions to Seller's Facilities;

(iv)	Seller's and Buyer's respective ownership of facilities upstream and downstream of the alternate delivery point.

9.2	Passage of Title

Title to, risk of loss of or damage to, liability for injury of damage caused by, and ownership of all Carbon Dioxide delivered hereunder shall pass to and vest in Buyer at the Delivery Point.

9.3	Constant Deliveries

To the best of their abilities, Seller shall deliver and Buyer shall accept Carbon Dioxide hereunder at a daily rate which is as reasonably constant as is practicable.

9.4	Delivery Pressure

Seller shall cause the delivery of Carbon Dioxide hereunder at the pressure prevailing from time to time in ExxonMobil’s CO2 Pipeline, but not less than 1750 Psig.

ARTICLE 10 - MEASUREMENT AND COMPUTATION OF VOLUMES

10.1	Measurement Point

The Carbon Dioxide delivered hereunder shall be measured and/or allocated at the Delivery Point.

10.2	Procedure

Measurement of Carbon Dioxide shall be determined on the basis of pound-mass quantities, which shall be converted to Standard Cubic Feet quantities. The molecular weight of the metered stream of Carbon Dioxide, calculated from compositional analyses, shall be the basis for conversion of pound-mass measurement units to Standard Cubic Feet. The compressibility factor of the Carbon Dioxide shall be determined in accordance with the NIST Standard Reference Database 14 with any subsequent amendments, revisions and additions which are mutually acceptable to Seller and Buyer. Seller shall, if requested, furnish a detailed explanation of the Carbon Dioxide volume calculation used by Seller per this Article 10.2.

10.3	Meter Stations

At or near the Delivery Point, Seller or its representative shall ensure that a meter station for purposes of determining the volume of Carbon Dioxide purchased and received hereunder is constructed and installed in accurate working order at Buyer's cost and expense. Seller or its representative shall operate and maintain the meter station in accurate working order at Seller’s risk, cost and expense. The station shall be equipped in accordance with the standards referenced in Article 10.5 and shall initially consist of orifice meters, an on-line recording thermometer, and a flow computer for real-time calculation of metered flow.

10.4	Atmospheric Pressure

The atmospheric pressure at the Delivery Point shall be deemed to be 14.73 Psia at sea level corrected to actual elevation.

10.5	Meter Standards

The Carbon Dioxide delivered hereunder shall be measured with orifice meters. Seller's computations of pound-mass shall be made in accordance with the latest revision of American Petroleum Institute Manual of Petroleum Measurement Standards, Chapter 14, Parts 1, 2 and 4 with any subsequent amendments, revisions, and additions which may be mutually acceptable to Seller and Buyer.

10.6	Temperature

The temperature of the Carbon Dioxide shall be determined by an on-line recording thermometer so installed that it will sense the temperature of the Carbon Dioxide flowing through the meters.

10.7	Meter Tests

Seller shall ensure that the measuring equipment is accurate and in repair, and that such periodic tests as Seller may deem necessary are made, at least once each calendar quarter. Seller agrees to ensure that Buyer is given reasonable notice of each such test of the measuring equipment in order that, if Buyer desires, Buyer may have its representative present to witness such tests. Such representative shall comply with all relevant site access policies and agreements. If, upon any test, any measuring equipment is found to be inaccurate, such equipment shall be recalibrated, and, to the extent that it affects the aggregate measurement accuracy by an amount exceeding two percent (2%), registrations thereof shall be corrected for a period extending back to the time such inaccuracy occurred, if such time is ascertainable, and, if not ascertainable, then back one-half of the time elapsed since the last date of calibration; provided no retroactive correction shall be made for recorded inaccuracies of less than two percent (2%) in the aggregate. Either party may request special or additional tests of the measuring equipment at the requesting party’s’ sole expense.

10.8	Meter Out of Service

If, for any reason, any meter is out of service or out of repair so that the amount of Carbon Dioxide delivered cannot be ascertained or computed from the readings thereof or corrected under Article 10.7, the Carbon Dioxide delivered during the period such meter is out of service or out of repair shall be estimated and agreed upon by the parties upon the basis of the best data available, using the first listed of the following methods which is feasible:

(a)	by using the registration of any check meter, if installed and accurately registering;

(b)	by correcting the error if the percentage of error is ascertainable by calibration, test, or mathematical calculation;

(c)	by using other meters on the ExxonMobil CO2 Pipeline to calculate such an estimate by use of material balance;

(d)	by estimating the quantity delivered on the basis of deliveries during preceding periods under similar conditions when the meter was registering accurately.

ARTICLE 11 - MISCELLANEOUS

11.1	Warranty of Title

Notwithstanding anything herein to the contrary, at its sole option Seller may from time to time and at any time deliver to Buyer, in lieu of Carbon Dioxide owned by Seller, Carbon Dioxide which is attributable to other working interest owners owning Carbon Dioxide which is produced at LaBarge field. As between the Parties, any such Carbon Dioxide delivered to Buyer shall be deemed Carbon Dioxide purchased by Buyer from Seller under this Agreement. Seller warrants title to all Carbon Dioxide sold to Buyer hereunder and that it has the right to control and to dispose of all Carbon Dioxide delivered to Buyer under this Agreement and shall indemnify Buyer against all damages, costs, losses and expenses arising from or out of adverse claims of ownership in or to such Carbon Dioxide and/or sales proceeds, royalties or charges thereon.

11.2	Disclaimer of Certain Warranties

EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE 11.1, SELLER MAKES NO WARRANTIES OF ANY KIND OR CHARACTER EITHER EXPRESS OR IMPLIED UNDER THIS AGREEMENT.

SELLER EXPRESSLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE EITHER EXPRESS OR IMPLIED WITH RESPECT TO THE CARBON DIOXIDE DELIVERED HEREUNDER.

SELLER AND BUYER UNDERSTAND AND AGREE THAT THE DCQ PROVIDED HEREIN IS ONLY AN ESTIMATE OF THE VOLUME OF CARBON DIOXIDE WHICH MAY BE AVAILABLE HEREUNDER, AND NO GUARANTEE OR WARRANTY OF ANY SPECIFIC VOLUME OF CARBON DIOXIDE TO BE DELIVERED HEREUNDER IS MADE BY SELLER INITAILLY OR AT ANY TIME DURING THE TERM OF THIS AGREEMENT.

11.3	Failure of Carbon Dioxide to Meet Quality Specifications

(a)
In the event that either Party becomes aware that Carbon Dioxide actually delivered or expected to be delivered by Seller to the Delivery Point does not meet Quality Specifications, such Party shall promptly notify the other Party. Buyer, upon prompt notice to or from Seller (as the case may be), shall have the right to refuse to accept delivery of Carbon Dioxide that does not meet Quality Specifications in whole or part and Seller, upon receipt of such notice, shall reduce or cease deliveries of Carbon Dioxide in accordance with Buyer's instructions. Buyer shall also have the right to waive objection to such deliveries and to continue to accept and receive such Carbon Dioxide. Buyer's failure to provide the above described notice to Seller within forty-eight (48) hours of delivery of such off-specification Carbon Dioxide shall be deemed an election by Buyer to waive its right to refuse in whole or part to accept delivery of Carbon Dioxide that does not meet Quality Specifications. Notwithstanding the preceding sentence, Buyer shall also have the right, at any time except as provided for in Article 11.3 (b) (III), upon notice to the Seller to cease accepting deliveries by Seller of Carbon Dioxide that does not meet Quality Specifications. Seller shall provide Buyer with a copy of Seller's monthly report of the average daily Carbon Dioxide quality data at Buyer's request, and Buyer shall have the right to obtain samples of the Carbon Dioxide for analysis upon request.

(b)
IF SELLER HAS REDUCED OR CEASED DELIVERIES HEREUNDER IN RESPONSE TO A NOTICE FROM BUYER AS PROVIDED IN ARTICLE 11.3 (a), SELLER SHALL HAVE THE RIGHT TO ELECT, BY NOTICE TO BUYER GIVEN WITHIN SIXTY (60) DAYS AFTER RECEIPT OF BUYER'S NOTICE TO CEASE OR REDUCE DELIVERIES, TO CURE THE CAUSE OF SUCH FAILURE, AND, IF SELLER SO ELECTS, SELLER SHALL PROCEED WITH ALL DUE DILIGENCE, TO TIMELY EFFECT SUCH CURE. IF SELLER DOES NOT SO ELECT TO CURE SUCH FAILURE WITHIN SUCH PERIOD OR SELLER ELECTS BUT DOES NOT THEREAFTER CURE SUCH FAILURE TO BUYER’S SATISFACTION WITHIN THIRTY (30) DAYS OF SELLER'S DELIVERY TO BUYER OF NOTICE OF ITS ELECTION TO CURE, THEN BUYER, UPON NOTICE TO SELLER, SHALL HAVE THE RIGHT TO EITHER (I) ADJUST THE DCQ DOWNWARD, OR (II) CANCEL THIS AGREEMENT WITHOUT FURTHER LIABILITY EXCEPT FOR PREVIOUSLY ACCRUED OBLIGATIONS, OR (III) PERMANENTLY WAIVE THE NONCONFORMITY TO THE QUALITY SPECIFICATIONS THAT EXIST AT THE TIME OF THE WAIVER.

(c)
Buyer's elections under Article 11.3 (b) to adjust the DCQ, cancel the Agreement or waive the nonconformity to the quality specifications shall be Buyer's sole and exclusive remedy for failure of the Carbon Dioxide to meet such Quality Specifications and Buyer waives all other rights or remedies at law or in equity regarding such failure.

11.4	Limitation of Liability and General Indemnities

(a)
Except as otherwise expressly provided in this Agreement, including but not limited to Article 11.4(b), each Party shall indemnify, defend and hold the other Party harmless from all claims, demands and causes of action asserted against the other Party by any other persons (including employees of either Party) for personal injury, loss of or damages to property, or for alleged violations of law resulting directly from:

(i)	the gross negligence, willful misconduct or negligent acts or omissions of the indemnifying Party; and

(ii)
any act, omission or accident occurring while title to and risk of the Carbon Dioxide is vested in the indemnifying Party, except to the extent such damages, claims, demands, proceedings and causes of action are caused by the other Party; provided that where personal injury, death or loss of or damage to property is the result of joint negligence or misconduct of the Parties, the Parties expressly agree to indemnify each other in the proportion to their respective share of such joint negligence or misconduct.

(b)
NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, ANY REMEDIES OR DAMAGES ARISING FROM A BREACH OF THIS AGREEMENT BY EITHER SELLER OR BUYER SHALL BE LIMITED TO ACTUAL DIRECT AND FORESEEABLE COSTS, LOSSES, OR DAMAGES CAUSED BY OR RESULTING FROM THE BREACH AND INCURRED BY THE PARTY CLAIMING DAMAGES. NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR ANY LOSS OF PROFIT OR ANTICIPATED PROFIT, BUSINESS INTERRUPTION, LOSS OF REVENUE, LOSS OF USE, LOSS OF CONTRACT, LOSS OF GOOD WILL, INCREASED COST OF WORKING OR LOSS OF BUSINESS OPPORTUNITY, NOR FOR ANY INDIRECT LOSS, CONSEQUENTIAL LOSS, OR EXEMPLARY DAMAGES SUFFERED BY A PARTY OR ANY OTHER PERSON, ALL OR ANY PART OF WHICH ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH OF THIS AGREEMENT, OR TO ANY ACT OR OMISSION RELATED TO THIS AGREEMENT, WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING BUT NOT LIMITED TO GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), STRICT LIABILITY, OR ANY OTHER THEORY IN CONTRACT, LAW, OR EQUITY. FOR THE PURPOSES OF THIS AGREEMENT, “DIRECT COSTS, LOSSES, OR DAMAGES” SHALL NOT INCLUDE ANY COST, EXPENSE, LOSS, AWARD OR DAMAGE SUFFERED OR INCURRED BY A PARTY IN RESPECT OF ANY ACTIONS, PROCEEDINGS, CLAIMS, OR DEMANDS MADE AGAINST THAT PARTY BY ANY OF ITS CUSTOMERS OR ANY OTHER THIRD PARTY.

(c)
If, for reasons other than Force Majeure or Buyer's failure to take, Seller fails to deliver the volumes nominated by Buyer for a period of thirty (30) consecutive Days, Buyer shall have the right to cancel this Agreement by so notifying Seller in writing. Such election to cancel this Agreement shall be Buyer's sole and exclusive remedy for this particular breach and Buyer waives all other rights and remedies at law or equity with respect to this particular breach.

(d)	This Article 11.4 shall survive termination or cancellation of this Agreement.

11.5	Choice of Law

This Agreement shall be governed by and construed under the laws of the State of Texas, excluding any choice of law that would refer a matter to another jurisdiction. The forum of any litigation arising out of this Agreement shall be exclusively in a state or federal court in Harris County, Texas and the Parties hereby consent to the jurisdiction and venue of such courts.

11.6	Force Majeure

Force Majeure means acts of God, lightning, earthquakes, fires, storms, floods, strikes, lockouts, or other industrial disturbances, acts of the public enemy, wars, insurrections, riots, blockades, epidemics, sabotage, acts of terrorism, embargoes or other import or export restrictions, civil disturbances, explosions, breakage, malfunction, freezing or accident resulting in the partial or complete shutdown to machinery, equipment, lines of pipe, facilities, equipment or wells, reservoir failure, any laws, orders, rules, regulations, acts, or restraints of or delays caused by any government body or authority, civil or military, and any other cause or causes, whether of the kind herein enumerated or otherwise, not reasonably within the control of the Party claiming suspension and which by the exercise of due diligence such Party is unable, wholly or in part, to prevent or overcome. Such term shall likewise include (a) in those instances where either Party hereto is required to obtain servitudes, right-of-way grants, permits or licenses to enable such Party to perform hereunder, the inability of such Party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such servitudes, right-of-way grants, permits, or licenses, and (b) in those instances where either Party hereto is required to furnish materials and supplies for the purpose of constructing or maintaining facilities or is required to secure permits or permissions from any governmental agency to enable such Party to perform hereunder, the inability of such Party to acquire, or the delays on the part of such Party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such materials and supplies, permits and permissions, or (c) in the event either Party is required to secure permits or permissions from any governmental agency or is required by any governmental agency to modify or add facilities, the, cost of such permits, permissions, modifications, or additions render uneconomic the operation of LaBarge field, Shute Creek plant, or the Project and results in the cessation of such operation.

In the event of any Party being rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, such Party shall give notice and reasonably full particulars of such Force Majeure in writing or by facsimile to the other Party within a reasonable time after the occurrence of the Force Majeure event; provided, however, that this Force Majeure provision shall take effect as of the moment the Force Majeure event occurs.

The obligations of the Party claiming Force Majeure, so far as they are affected by such Force Majeure shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall so far as possible be remedied with all reasonable dispatch; provided any obligation of Buyer to make payments for Carbon Dioxide theretofore delivered hereunder shall not be suspended. The Term of this Agreement shall not be extended due to Force Majeure, and the DCQ shall be adjusted proportionally to reflect all volumes that are not delivered or purchased as a result of Force Majeure.

11.7	Assignment

(a)
Written Consent: Except as provided in Article 11.17 (c), neither this Agreement nor any rights or obligations hereunder may be assigned to any other person, without the prior written consent (which shall not be unreasonably withheld or delayed) of the non-assigning Party.

(b)
Assignment: Any Party wishing to assign this Agreement or any of its rights or obligations hereunder must give notice of its intended assignment to the non-assigning Party, at least ninety (90) days prior to the proposed effective date of the assignment, provided that notice of an intended assignment to an Affiliate may be given forty-five (45) days prior to the proposed effective date of the assignment.

(c)	Assignment to Affiliate:

(i)
A Party having satisfied the notice requirement of Article 11.7 (b) may without the consent of the non-assigning Party, assign this Agreement or any of its rights or obligations hereunder to an Affiliate provided that the assigning Party shall remain jointly and severally liable with the assignee (and any subsequent Affiliate assignees of such assignee) for the performance by the assignee (and any subsequent Affiliate assignees of such assignee) of all such rights, duties, liabilities and obligations so assigned.

(ii)
The Affiliate assignee shall covenant directly with the non-assigning Party (in a document acceptable to the non-assigning Party) to observe and perform all of the assigning Party's rights and obligations under this Agreement which have been assigned to it and to be bound by this Agreement in every way as if the Affiliate assignee were a Party to this Agreement.

(d)	Notice: The notice referred to in Article 11.7 (b) shall contain all particulars relevant to the proposed assignment, including but not limited to the following information:

(i)	The identity and all other relevant information in respect of the proposed assignee for the purposes of this Agreement;

(ii)
In a case where part of the Agreement is proposed to be assigned, a clear identification, by means of referral to the articles of this Agreement, of which rights and obligations would be assigned to the proposed assignee and which rights and obligations, if any, would remain with the assigning Party;

(iii)	A description of the relationship, if any, between the assigning Party and the proposed assignee; and

(iv)	A description of the proposed assignee's financial resources and organizational relationship to companies which would be its Affiliates if it were a Party to this Agreement.

(e)
Release of Assigning Party: Subject to Article 11.7 (g), the assigning Party under an assignment consented to by the non-assigning Party in accordance with this Article 11.7 shall be relieved and released of all rights, duties, liabilities and obligations so assigned, except with respect to any and all such rights, duties, liabilities and obligations that have arisen or accrued prior to the effective date of the assignment.

(f)
Deemed Consent: If the Party in receipt of a timely notice pursuant to Article 11.7 (b) above fails to provide a notice giving or refusing consent at least thirty (30) days prior to the proposed effective date of the assignment, such Party shall be deemed to have given prior written consent. This Article 11.7 (f) shall not apply to assignments to Affiliates pursuant to Article 11.7 (c).

(g)
Effective Date of Assignment: Subject to the other provisions of this Article 11.7, an assignment shall be effective as of the date proposed in the notice given pursuant to Article 11.7 (b) provided that no assignment under this Article 11.7 (excepting assignments to Affiliates) shall be effective, unless and until:

(i)
the proposed assignee covenants directly with the non-assigning Party (in a document acceptable to the non-assigning Party) to observe and perform all of the assigning Party's rights and obligations under this Agreement which have been assigned to it and to be bound by this Agreement in every way as if the assignee were a Party to this Agreement; and

(ii)
the assigning Party has provided to the non-assigning Party a certified copy of the assignment document (excluding the consideration paid or payable for, and any other commercial terms relating to such assignment which can have no effect upon the non-assigning Party).

11.8	Notices

All notices, statements, and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been given effectively when deposited in the United States Mail, postage prepaid, sent by mutually acceptable electronic means, delivered by courier service with charges prepaid, or transmitted by a facsimile transmission device (telecopier), as the case may be, and addressed as follows:

Buyer:

Rancher Energy Corp.
999 -18th Street, Suite 3400
Denver, Colorado 80202
Attention: Chief Operating Officer
Telephone: 303-629-1125
Telecopier: 303-904-5698

Seller:
ExxonMobil Gas & Power Marketing Company
800 Bell Street, CORP-EMB-3597F
Houston, Texas 77002
Attention: Manager - CO2 Business
Telephone: (713) 656-8306
Telecopier: (713) 656-7011

or, to such other address as a Party shall hereafter direct by notice to the other Party from time to time. If an emergency affects significantly the ability of a party to perform under this Agreement, such Party shall notify the other Party by telephone or in person as soon as possible of the consequences and anticipated duration of such emergency and confirm such notification in writing as soon thereafter as is practicable.

11.9	Waiver

(a)
No waiver by or on behalf of a Party for any breach of a provision of this Agreement or failure to require performance of any obligation arising under this Agreement shall occur unless expressed in writing, duly executed and delivered by the waiving Party in accordance with the notice provisions of this Agreement.

(b)
No waiver by either Party shall operate or be construed as a waiver in respect of any failure or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.

(c)	No failure to exercise or delay in exercising any right or remedy arising from this Agreement shall operate or be construed as a waiver of such right or remedy.

11.10	Headings

The topical headings and table of contents used herein are inserted for convenience only and shall not be construed as having any substantive significance or meaning whatsoever or as indicating that all of the provisions of this Agreement relating to any particular topic or to be found in any particular section.

11.11	Right of Ingress and Egress

Buyer hereby grants unto Seller, to the extent it has a right to do so, full right of ingress or egress across properties of Buyer (or those of a third party, if applicable) for purposes of carrying out its obligations under this Agreement.

Seller hereby grants unto Buyer right of ingress or egress across properties of Seller for purposes of carrying out Buyer's rights under Article 10.7 subject to Buyer's compliance with relevant site access policies and agreements of Seller and its Affiliates.

11.12	Compliance with Laws and Regulations

This Agreement shall be subject to all valid and applicable laws, orders, rules, and regulations of any duly constituted governmental authority or body having jurisdiction hereof; but nothing contained herein shall be construed as a waiver by either party of any right to question or contest to final conclusion any such law, order, rule, or regulation in any forum having jurisdiction in the premises.

It is recognized that it may be necessary for Seller and/or Buyer to make certain filings with federal or state regulatory authorities with respect to the sale and purchase of Carbon Dioxide hereunder. Each Party hereto agrees to file promptly with the applicable regulatory authority and to prosecute diligently to final conclusion all such required applications, notices, or reports.

In the performance of this Agreement, the Parties hereto shall not engage in any conduct or practice which violates any applicable law, order, or regulation prohibiting discrimination against any person by reason of race, color, religion, national origin, sex, or age.

If this is an Agreement subject to the rules and regulations approved by the Secretary of Labor under Executive Order 11246, as amended to date, the provisions of that Executive Order and the implementing rules and regulations of the Secretary of Labor are by reference hereby incorporated in and made a part of this Agreement.

If this is a Agreement subject to the Affirmative Action Regulations with respect to Disabled or Vietnam Era Veterans, regulations contained in the United States Code of Federal Regulations (41 CFR §60-741.1 et seq. and 41 CFR §60-250.1 et seq.) are by reference hereby incorporated in and made a part of this Agreement.

11.13	Business Practices

(a)
Each Party shall establish precautions to prevent its employees, agents or representatives from making, receiving, providing or offering any substantial gifts or entertainment, or any payments, loans or other considerations to or from the other Party's employees, agents or representatives. This obligation shall apply to the activities, arising from the Agreement, of employees of a Party in their relations with the employees of the other Party, their families and/or third party representatives.

(b)
All statements rendered by a Party to the other Party under or pursuant to this Agreement including, but not limited to, Monthly Statements, billings, notices, reports, financial settlements and other undertakings between the Parties, shall accurately reflect the facts about all activities and transactions between the Parties, and those renderings may be relied upon as being complete and accurate in any further reportings made by the other Party or its representatives for whatever purpose.

(c)
Should any Party to this Agreement discover a failure to comply with any portion of this Article 11.13 by its company, or any employee, agent or representative acting on behalf of its company, that Party shall promptly notify the other Party.

11.14	Dispute Resolution:

(a)
Except for matters related to the replacement of the Oil Price Factor or to technical matters related to Carbon Dioxide measurement, disputes shall be resolved first through good-faith negotiations between the Parties and then through arbitration as outlined in Article 11.14(b). Disputes related to replacement of the Oil Price Factor or to technical matters related to Carbon Dioxide measurement shall be resolved first through good-faith negotiations between the Parties and then through the Expert procedures as outlined in Exhibit B.

(b)
Arbitration: If a dispute has not been resolved within forty-five (45) days after receipt of the original notice of a dispute or, in the case of Contract Price redetermination, within ninety (90) Days of the date of the requesting Party's notice requesting redetermination, then either Party may provide the other Party with notice to initiate arbitration proceedings, which proceedings shall be conducted as provided herein below.

(i)
Scope/Final and Binding -- Any dispute, controversy or claim, of any and every kind or type, whether based on contract, tort, statute, regulations, or otherwise, arising out of, connected with, or relating in any way to this Agreement, the relationship of the Parties, the obligations of the Parties or the operations carried out under this Agreement, including without limitations, any dispute as to the existence, validity, construction, interpretation, negotiations, performance, non-performance, breach, termination, or enforceability of this Agreement, shall be settled through final and binding arbitration, it being the intention of the Parties that this is a broad form arbitration agreement designed to encompass all possible disputes among the parties relating to the Agreement. Initiation of arbitration shall toll the running of all statutes of limitation relating to the matters in dispute.

(ii)
Institutional Arbitration -- The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") as in effect on the date of commencement of the arbitration proceeding, except as modified herein.

(iii)
Number of Arbitrators -- If the amount in dispute involves less than $1 million, exclusive of interest and costs, then the arbitration shall be conducted and finally settled by a sole arbitrator. If the amount in controversy, exclusive of interest and costs, is $1 million or more, if the amount in dispute is unknown, or if relief other than damages is sought, then the arbitration shall be conducted and finally settled by the majority vote of three (3) arbitrators.

(iv)
Method of Selecting Arbitrators -- If the arbitration is to be conducted by a sole arbitrator, then the arbitrator will be jointly selected by the Parties. If the Parties fail to agree on the arbitrator within thirty (30) days after the initiation of the arbitration, then the AAA shall appoint the arbitrator. If the arbitration is to be conducted by three (3) arbitrators, each Party shall within fifteen (15) days after initiation of the arbitration select one arbitrator, and these two arbitrators shall select a third presiding arbitrator. If the two party-appointed arbitrators fail to agree on the third arbitrator within fifteen (15) days after the appointment of the later of the two, then the third arbitrator shall be appointed by the AAA.

(v)	Place of Arbitration -- Unless otherwise agreed by all Parties to the arbitration, the situs of the arbitration under this Agreement shall be Houston, Texas.

(vi)
Qualifications and Conduct of the Arbitrators -- The arbitrators selected to act hereunder shall be qualified by education, experience, and training to decide upon the particular question in dispute, and shall not be an employee or former employee of either Party or an affiliate of either Party. All arbitrators, no matter how selected, shall be and remain at all times wholly independent, unbiased and impartial and shall provide the parties with a statement that they can and shall decide the case impartially.

(vii)
Decision -- The arbitrators so appointed, after giving the Parties due notice of hearing and responsible opportunity to be heard, shall promptly hear and determine the question submitted and shall render their decisions within one hundred twenty (120) days after the appointment of the third or sole arbitrator. The decision of the arbitrators, or of a majority thereof, made in writing, shall be final and binding upon the Parties hereto as to the questions submitted, and the Parties will abide by and comply with such decisions.

(viii)
Interim Measures -- The arbitrators, or in an emergency the presiding arbitrator acting alone in the event one or more of the other arbitrators are unable to be involved in a timely fashion, may grant interim measures including injunctions, attachments and conservation orders in appropriate circumstances, which measures the parties agree may be immediately enforced by the arbitrators or by a court of competent jurisdiction. Notwithstanding the requirement for negotiation, prior to the constitution of the arbitration tribunal and thereafter as necessary to enforce the arbitrators' rulings or in the absence of the jurisdiction of the arbitrators to rule on interim measures in a given jurisdiction, any Party may apply to a court of competent jurisdiction for interim measure, and the Parties agree that seeking and obtaining such measures shall not waive the right to arbitration. Furthermore, notwithstanding the above provisions regarding negotiation, if either Party deems that time is of the essence in resolving the dispute, it may initiate arbitration and seek interim measures, as provided herein, and then comply with the requirements for negotiations as long as they are fully completed before the commencement of the final hearing on the merits in the arbitration proceeding.

(ix)	Waiver of Appeals -- To the extent permitted by law, any right to appeal from or to cause a review of any arbitral award by any court is hereby waived by the Parties except for claims of actual fraud.

(x)	Costs and Attorneys' Fees -- Each Party shall bear the expense of its arbitrator and attorneys' fees and the expenses of the third arbitrator shall be borne equally by Buyer and Seller.

(xi)
Interest -- The award may include interest from the date of any breach or violation of this Agreement, as determined by the arbitral award, and from the date of the award until paid in full. Interest shall be awarded at an annualized rate equivalent to the Interest Rate plus one per cent (1%) (compounded monthly).

(xii)	Punitive Damages -- Penal, punitive, treble, multiple, consequential, incidental or similar damages may not be recovered or awarded.

11.15	Severability

If any provision (or part thereof) of this Agreement is or becomes unlawful or void, the legality, validity, or enforceability of any other part of that provision or any other provision of this Agreement shall not be affected, but shall continue in force and effect. The unlawful or void provision shall be deleted from this Agreement by written consent of the Parties or final court order, but only to the extent of any invalidity so as to preserve the Agreement to the maximum extent.

The Parties agree to negotiate in good faith to replace those provisions (or parts thereof) deleted from the Agreement pursuant to the paragraph above within ninety (90) Days of such deletion, so as to restore the original economic value of each Party's obligations. The Agreement shall continue in force with the deletion of the unlawful or void provisions (or part thereof) notwithstanding that agreement cannot be reached between the Parties on replacement provisions within such ninety (90) Day period.

11.16	Variations to Agreement

Any variations or additions or amendments to this Agreement shall be in writing and shall not be valid unless duly signed and executed by the Parties.

11.17	Entire Agreement

This Agreement, including its exhibits, contains the entire agreement between the Parties relating to the subject matter hereof, and supersedes all previous negotiations, agreements (including but not limited to the letter agreement dated June 28, 2007), understandings, undertakings, representations, documents, minutes of meetings, letters and notices (whether oral or written) between the Parties and/or their respective Affiliates with respect to such subject matter.

11.18	Confidentiality

Except as required by law, regulation or order of governmental authority, Seller and Buyer shall keep and maintain this Agreement and all the terms and provisions hereof in confidence for the term of the Agreement and will not transmit, reveal, disclose or otherwise communicate the substance or any of the terms or provisions of this Agreement to any other person not an employee, officer, director, attorney, partner, working interest owner, agent or contractor of Seller or Buyer, provided that Seller may make such disclosures as may be required in its lease agreements with royalty owners and taxing authorities or any litigation or arbitration concerning Carbon Dioxide prices. The terms of this Agreement may be disclosed in any litigation or arbitration involving this Agreement and to the Affiliates (and their respective agents, employees, officers, directors and attorneys), investors, auditors, counsel, lenders or potential lenders, and other professional advisors, and agents or contractors of Seller or Buyer, or potential purchasers of Buyer’s properties in which Carbon Dioxide is injected; provided that, (i) in any such disclosure other than litigation involving this Agreement, the person or party to whom such disclosure is made agrees to be bound by this confidentiality provision and (ii) the Party making such disclosure shall be responsible for the compliance of persons to whom such disclosure is made.

11.19	Maintenance

Seller's Facilities and Buyer's Facilities may require periodic maintenance shutdowns. A Party anticipating maintenance shall use commercially reasonable efforts to give at least thirty (30) days prior notice to the other Party. During periods of maintenance for which notice has been properly given and maintenance was performed, the Parties shall be relieved of all volume delivery and take obligations that otherwise would accrue during such periods; provided, however, that Buyer shall be entitled to a maximum of five (5) Days of such maintenance for Buyer's Facilities in a Contract Year. The DCQ shall be adjusted to reflect only actual volume reductions resulting from such maintenance. Subject to the foregoing, each Party shall reasonably cooperate with the other Party to minimize interruptions in volume delivery and take schedules.

11.20	Drug and Alcohol Policy

Each Party agrees that its employees, personnel, and contractors shall not use, be under the influence of, possess, distribute, or sell alcohol beverages, illicit or unprescribed controlled drugs, drug paraphernalia, or impairment causing drugs while performing their respective obligations under this Agreement. Each Party has or will adopt its own policy (including testing policy) to assure a drug and alcohol free workplace. Each Party will not use an employee, personnel or contractor to perform the obligations under this Agreement who either refuses to take, or tests positive in any alcohol or drug test or who refuses to cooperate with any search. Each Party will comply with applicable laws concerning employee alcohol and drug use and assure that its contractors agree to do so.

11.21	Survival

Except as expressly provided otherwise in this Agreement, termination or cancellation of this Agreement, regardless of cause, shall be without prejudice to any rights or remedies that may have accrued to any of the Parties prior to the date thereof. In addition, the provisions of Articles 11.4 (Limitation of Liability and General Indemnities), 11.14 (Dispute Resolution), 11.1 (Warranty of Title), 11.2 (Disclaimers of Certain Warranties), 5.2 (Auditing), 5.4 (Financial Circumstances) and any other Article or Exhibit either expressed to survive termination of this Agreement or requiring either Party to indemnify the other Party pursuant hereto, shall survive the termination of this Agreement.

11.22	Greenhouse Gases

(**) GHGRR shall mean the recognition, award, or allocation of credits, allowances, permits, or other tangible rights or obligations, whether created through government program or private contract now or in the future, associated with the production, avoidance, capture, sequestration, or other control of greenhouse gases subject to this Agreement. (**) This right includes the right to count or claim any applicable reductions pursuant to the U.S. Department of Energy’s Climate Challenge Program as modified from time to time, to register all such reductions pursuant to Section 1605 of the Energy Policy Act of 1992 and other related public and private registries, and any other governmental, public, or private program designed to encourage or reward the reduction of greenhouse gas emissions or emission reductions. (**)

(**)

11.23	Relationship of the Parties

Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute, or be deemed to constitute, a partnership, unincorporated association or other co-operative entity. The obligations and liabilities of the Parties to this Agreement are several and not joint, nor joint and several.

" SELLER " EXXONMOBIL GAS & POWER MARKETING COMPANY (a division of ExxonMobil Corporation) By: Name: ______________________ Title: _________________________ DATED this ___ day of ______, 20__	"BUYER" RANCHER ENERGY CORP. By: Name: _______________________ Title: _________________________ DATED this ___ day of ______ 20__

EXHIBIT A - DAILY CONTRACT QUANTITY

DCQ - MMCFD

Contract Year 1	70.0

Contract Year 2	70.0

Contract Year 3	70.0

Contract Year 4	70.0

Contract Year 5	70.0

Contract Year 6	70.0

Contract Year 7	70.0

Contract Year 8	70.0

Contract Year 9	70.0

Contract Year 10	70.0

EXHIBIT B - EXPERT PROCEDURES

B.1.	Appointment of Expert

"Expert means an individual selected by the Parties to resolve a dispute as outlined in this Exhibit B.

Whenever an Article of this Agreement provides for a matter to be referred to an Expert, or whenever the Parties agree that a disputed matter shall be resolved by an Expert, the following procedures shall apply:

B.1.1	The Party wishing the appointment to be made shall give notice to that effect to the other Party and with such notice shall give details of the matter which is proposed to be resolved by the Expert.

B.1.2	The Parties shall meet in an endeavor to agree upon a single Expert to whom the matter in dispute shall be referred for determination.

B.1.3
If within twenty-one (21) days from the service of a notice pursuant to Article B.1.1 the Parties have either failed to meet or failed to agree upon an Expert, then the matter may forthwith be referred by either Party, together with a copy of this Exhibit B, to the American Arbitration Association which shall be requested to select an Expert by notice to the Parties within thirty (30) days, and in so doing, a Party considering referral, may take such independent advice as it thinks fit.

B.1.4
Upon an Expert being agreed or selected under the foregoing provisions of this Exhibit B, the Parties shall forthwith notify such Expert of the selection together with a copy of Articles B.2 and B.4 of this Exhibit B, and shall request advice within fourteen (14) days as to whether or not the appointment will be accepted.

B.1.5
If such Expert shall be either unwilling or unable to accept such appointment or shall not have confirmed willingness and ability to accept such appointment within the said period of fourteen (14) days, then (unless the Parties are able to agree upon the appointment of another Expert) the matter shall again be referred (by either Party) in the aforesaid manner to the American Arbitration Association,which shall be requested to make a further selection, and the process shall be repeated until an Expert is found who accepts the appointment.

B.2	Qualification

B.2.1	No person shall be appointed or accept appointment to act as the Expert under this Exhibit B unless qualified by education, experience and training to determine the matter in dispute.

B.2.2
Any person appointed or selected as the Expert in accordance with the above provisions shall be entitled to act as such Expert provided that before accepting such appointment the proposed Expert shall have fully disclosed to the Parties any relationship, interest, or duty which could, in the reasonable view of either Party, materially conflict with performing functions required by appointment and/ or prejudice the Expert's ability to render an independent, impartial determination.

B.2.3
No person, without the prior written agreement of both Parties, shall be appointed as the Expert who is (or has been at any time within the preceding six years) an employee of either Party or of an Affiliate of either Party or who is (or has been at any time within the preceding three (3) years) a consultant to or contractor of either Party or of an Affiliate of either Party or who has served in a similar expert capacity for either Party or who holds any significant financial interest in either Party.

B.3	Confidentiality

No person shall be appointed as an Expert who has not agreed to hold in confidence any and all information furnished by each of the Parties in connection with the dispute under this Agreement, the existence of such dispute and his determination thereof.

B.4	Remuneration

The appointment of the Expert shall only take effect after agreement has been reached between the Parties and the Expert as to the Expert's remuneration. The arrangement agreed on shall be clearly set out in writing and shall be part of the agreement between the Parties and the Expert.

B.5	Determination

B.5.1
The Expert may request data, information or submissions as the Expert thinks fit, and the Parties shall use reasonable endeavors to comply promptly with such requests. However, no Party shall be required to divulge confidential information nor to provide information in support of the other Party's claim. All information supplied to the Expert in writing by a Party shall be served by notice simultaneously to the other Party. In the event that the Expert shall request oral submissions to be made, the Party requested to make such submissions shall give the other Party not less than four (4) Business Days' notice of the time and place where such submissions are to be made and shall promptly afford the other Party the opportunity to be present.

B.5.2
The Expert shall make a determination in writing and in such determination give reasons for the determination, not later than thirty (30) days after acceptance of the appointment and shall ignore data, information and submissions supplied and made after such thirty (30) days unless the same are furnished in response to the Expert's specific request.

B.5.3
The Expert may obtain such independent professional and/or technical advice, as the Expert may reasonably require, from a person meeting the Qualifications requirements of Articles B.2.2 and B.2.3, provided that disclosure required by Article B.2.2 shall be made by the prospective advisor to the Expert who shall promptly forward same to the Parties. Consent of both Parties must be obtained before the advisor is engaged.

B.5.4
If within a reasonable period (which shall not without the prior written consent of both Parties exceed sixty (60) days after the acceptance by an Expert of the appointment), the Expert shall not have rendered a determination then (at the request of either Party) a new Expert shall be appointed under the provisions of this Exhibit B and upon the acceptance of the appointment by such new Expert the appointment of the previous Expert shall cease. Provided however, that if the previous Expert shall have rendered a determination prior to the date upon which the new Expert accepts the appointment such determination shall be binding upon the Parties and the instructions to the new Expert shall be withdrawn.

B.5.5
The Expert shall be deemed not to be an arbitrator but shall render a determination as an Expert and the law or legislation relating to arbitration shall not apply to such Expert or the determinations or the procedure by which such determinations are reached.

B.5.6
The determination of the Expert shall be final and binding upon the Parties save in the event of fraud, manifest error or failure by the Expert to disclose any relevant interest or duty in accordance with this Exhibit B.

B.5.7
Each Party shall bear the costs and expenses of all counsel, witnesses and employees retained by it; the costs and expenses of the Expert shall be apportioned between the Seller and the Buyer in a manner proportionate to the determination made by the Expert. The Expert determination shall address the proportions in which the Parties should bear the Expert's costs.